UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 (No. 333-203397)
POST-EFFECTIVE AMENDMENT NO. 2 (No. 333-288086)

TO

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

UNITED SECURITY BANCSHARES
(Exact name of registrant as specified in its charter)

California	91-2112732
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2126 Inyo Street Fresno, California	93721
(Address of Principal Executive Offices)	(Zip Code)
United Security Bancshares 2025 Equity Incentive Award Plan
United Security Bancshares 2015 Equity Incentive Award Plan
(Full title of the plan)

James J. Kim President and Chief Executive Officer Community West Bancshares 7100 N. Financial Drive, Suite 101 Fresno, California 83720	Copy to: Kurt Leeper Otteson Shapiro LLP 4643 S. Ulster Street, Suite 1300 Denver, Colorado 80237
(Name and address of agent for service)	(720) 488-0220

(800) 298-1775 (Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE
DEREGISTRATION OF SECURITIES
United Security Bancshares, a California corporation (the “Registrant”), is filing these post-effective amendments (these “Post-Effective Amendments”) to the following Registration Statements on Form S-8 (the “Registration Statements”), which have been previously filed with the Securities and Exchange Commission (the “SEC”), to deregister any and all shares of the Registrant’s common stock, no par value per share (“Common Stock”), registered but unsold or otherwise unissued under each such Registration Statement as of the date hereof:

•
Registration Statement File No. 333-203397, filed with the SEC on April 14, 2015, registering 700,000 shares of Common Stock issuable under the United Security Bancshares 2015 Equity Incentive Award Plan; and

•
Registration Statement File No. 333-288086, filed with the SEC on June 16, 2025, registering 1,200,000 shares of Common Stock issuable under the United Security Bancshares 2025 Equity Incentive Award Plan; and

Pursuant to the Agreement and Plan of Merger, dated as of December 16, 2025, by and between the Registrant and Community West Bancshares, a California corporation (“CWB”), the Registrant merged with and into CWB (the “Merger”), with CWB continuing as the surviving corporation and as the successor in interest to the Registrant following the Merger. The Merger became effective on April 1, 2026.
In connection with the Merger, any and all offerings of Common Stock pursuant to the Registration Statements have been terminated. The Registrant, by filing these Post-Effective Amendments, hereby terminates the effectiveness of the Registration Statements and removes from registration any and all shares of Common Stock registered but unsold or otherwise unissued under the Registration Statements as of the date hereof. This filing is made in accordance with an undertaking made by the Registrant in each Registration Statement to remove from registration by means of a post-effective amendment any securities that had been registered but remain unsold at the termination of the offering.

SIGNATURE
Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fresno, State of California, on April 13, 2026.

COMMUNITY WEST BANCSHARES (as successor by merger to United Security Bancshares)

By:	/s/ Shannon R. Livingston

Name:	Shannon R. Livingston
Title:	Executive Vice President and Chief Financial Officer